Exhibit 99.1

                             Financial Update by CFO

                                  June 10, 2004

As is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. Depending on the amount of time it takes to complete these efforts, acceptance and revenue could occur either this quarter or next, meaning the immediate visibility remains murky, although a bit less so than at the time of last month's CFO update. We continue to believe that the results for the current quarter will be consistent with the comments made in that update. We are still anticipating revenue for 2Q04 to be in a range of down 10% to up 10% sequentially from the first quarter. Gross margin still looks to be in a range of 47%-49%. Operating margin for 2Q04 looks to be in a range of (10%) to 5%. We anticipate an income tax rate of 10%, driven by jurisdictional tax effects from Japan. Earnings per share (diluted) for 2Q04 are projected in a range of ($0.05) to $0.05. Cash flow is expected to be neutral to slightly negative, as we continue to fund significant efforts needed in ramping up activities for our laser processing commitments.

For the full year of 2004, the comments made in last month's CFO update still appear to remain valid. Annual revenue growth still could achieve on the order of 20%-30% compared with 2003. Gross margin still looks to be in a range of 48%-51%, based on the projected product mix for the year. Operating margin for the year still looks to be in a range of 5%-10%. The projected tax rate for the year still looks to be about 10%, due primarily to the aforementioned jurisdictional effect. Earnings per share (diluted) for the year are still projected in a range of $0.35-$0.50. Cash flow for the year is still anticipated to be positive.


Safe Harbor Statement
---------------------
Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended April 3, 2004.

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